Exhibit 10.20

Acknowledgement and Agreement

This Acknowledgement and Agreement is dated as of November 4, 2013 (this “Agreement”) by and among Argos Therapeutics, Inc., a Delaware corporation with its principal offices located at 4233 Technology Drive, Durham, North Carolina 27704, (the “Company”) and Pharmstandard International S.A., a company organized under the laws of Luxembourg with its headquarters at Luxembourg 65, Boulevard Grande Duchesse Charlotte, L-1331 Luxembourg, Grand-Duchy of Luxembourg (the “Lead Investor”).

WHEREAS, the Company, the Lead Investor and certain other parties have entered into that certain Series E Preferred Stock and Warrant Purchase Agreement dated August 9, 2013 (the “Purchase Agreement”); and

WHEREAS, the Company and the Lead Investor each desire, pursuant to the terms of the Purchase Agreement, to acknowledge and agree to certain matters to the extent and in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Extension of Additional Closing End Date. Pursuant to Section 4.3 of the Purchase Agreement, the Company and the Lead Investor consent to the extension of the Additional Closing End Date to November 12, 2013.

3. Additional Investment. The Lead Investor agrees to invest an additional Fifteen Million Nine Hundred Ninety Thousand, Seven Hundred Forty-Four Dollars ($15,990,744) (the “Additional Investment”) into the Company on the terms set forth in the Purchase Agreement as an Additional Investor. For the avoidance of doubt, 80% of the Additional Investment shall be funded on the Interim Closing Date (as accelerated pursuant to Section 4 below) and 20% of the Additional Investment shall be funded simultaneously with the funding of the already committed Second Tranche amounts. An updated Exhibit A-1 is attached hereto reflecting the Lead Investor’s commitment upon the effectiveness of this Agreement.

4. Acceleration of Interim Closing. Pursuant to Section 4.1(b) of the Purchase Agreement, the Company and the Lead Investor mutually agree that the Interim Closing shall occur on, or as soon as practicable after, the date of this Agreement; provided, the Interim Closing Date shall occur prior to November 12, 2013 in any event.

5. IPO Support. Subject to Section 6 below, the Lead Investor agrees to support an initial public offering of the Company’s common stock prior to September 30, 2014, at a valuation of the Company approved by the Company’s pricing committee (a “Valid Offering”). Support of a Valid Offering includes, but is not limited to:

a.	Voting in favor of any required or advisable stockholder action relating to a Valid Offering and establishing the Company as a public company, including without limitation:

i.	Amendments to and/or restatements of the Certificate of Incorporation and Bylaws in connection with a Valid Offering;

ii.	Adoption of a new stock incentive plan to be effective following the Valid Offering;

iii.	Adoption of an employee stock purchase plan to be effective following the Valid Offering;

iv.	Supporting staggered terms for members of the Board; and

v.	Waiver of requisite notices, registration rights and participation rights with respect to the Valid Offering.

b.	Executing a lock up agreement and such other documents customary in connection with an IPO on the same terms as other holders of 5% or more of the company’s capital stock or as required by law;

c.	Consenting to the conversion of the Company’s preferred stock into Common Stock in connection with a Valid Offering;

d.	Taking all reasonable actions necessary to amend the Stockholders’ Agreement and Registration Rights Agreement to treat the Valid Offering as a “Qualified Public Offering” (as such term is defined in those agreements); and

e.	Taking all reasonable actions necessary to amend the Purchase Agreement to provide that the Purchasers shall, in lieu of investing amounts committed towards the Second Tranche into shares of the Company’s Series E Preferred Stock and Second Closing Warrants, commit to purchase shares of the Company’s Common Stock concurrently with the Valid Offering at the price determined by the Valid Offering.

6. Company Obligations. The obligations of the Lead Investor pursuant to Section 5 above are conditioned on the following:

a.	The Company entering into an agreement with the Lead Investor or its affiliate providing the Lead Investor with manufacturing (but not distribution or commercialization) rights with respect to Arcelis in the European market. The parties agree that the manufacturing rights agreement as negotiated between the Company and a third party for manufacturing rights in Japan shall serve as the basis for such agreement and the terms thereof, as reasonably adjusted for the European market, are deemed satisfactory to Lead Investor, including, without limitation, the revocation right set forth therein. The fee payable upon exercise of the revocation right shall be $10 million. The manufacturing agreement shall provide for the issuance of 2,998,733 warrants to purchase the Company’s Common Stock, at an exercise price of $0.97 per share (representing the FMV of a share of Common Stock as of September 30, 2013). Such warrants shall be exercisable on the 61st day following a Valid Offering with a valuation of the Company below $250,000,000. In the event a Valid Offering does not occur prior to September 30, 2014, or the pre money valuation is above $250,000,000 with respect to a Valid Offering, the warrants shall not become exercisable and shall automatically terminate per their terms.

b.	The Company’s board of directors shall be reduced to seven (7) members immediately prior to a Valid Offering, with the Lead Investor being entitled to designate two (2) members of the seven.

7. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

8. Counterparts. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY: ARGOS THERAPEUTICS, INC.

By:	/s/ Jeff Abbey
Name:	Jeff Abbey
Its:	President and Chief Executive Officer

LEAD INVESTOR: PHARMSTANDARD INTERNATIONAL, S.A.

By:	/s/ Gerard Birchen
Name:	Gerard Birchen
Its:	Director

By:	/s/ Eriks Martinovskis
Name:	Eriks Martinovskis
Its:	Director

EXHIBIT A-1

PURCHASED SHARES AND WARRANTS

Initial Closing

Initial Purchaser	Initial Purchase Price Amount	Initial Shares	Initial Warrants	$ Amount of Second Closing Shares Commitment	Second Closing Warrants (if applicable)	Pull Through Dollar Amount
Abbey, Jeffrey	$2,459.40	1,888	290	$614.85	73	$3,074.25
AV II Argos Enrichment, LLC	$7,404.38	5,685	875	$1,851.09	219	$9,255.47
Bright Mining and Land Company Limited Partnership	$21,226.08	16,298	2,507	$5,306.52	628	$26,532.60
Caisse de dépôt et placement du Québec	$600,000.00	460,711	70,879	$150,000.00	17,720	$750,000.00
Chang, Nancy	$34,696.28	26,640	4,100	$8,674.08	1,024	$43,370.36
Coöperatieve AAC LS U.A. (Forbion)	$694,440.82	533,228	82,035	$173,610.21	20,509	$868,051.03
Finke, Lothar	$1,967.26	1,510	232	$491.82	59	$2,459.08
Forbion Co-Investment II Cooperatief U.A.	$470,892.42	361,576	55,627	$117,723.10	13,906	$588,615.52
Green Cross Corp.	$4,000,000.00	3,071,411	472,523	$1,000,000.00	118,132	$0.00
H&M Holdings, LLC	$12,298.07	9,443	1,452	$3,074.52	364	$15,372.59
Harbinger/Aurora QP Venture Fund, LLC	$142,044.58	109,069	16,780	$35,511.14	4,195	$177,555.72
Harbinger/Aurora Venture Fund, LLC	$98,289.42	75,471	11,611	$24,572.35	2,904	$122,861.77
Intersouth Affiliates V, L.P.	$40,347.90	30,981	4,766	$10,086.97	1,192	$50,434.87
Intersouth Partners V, L.P.	$882,610.26	677,714	104,264	$220,652.56	26,066	$1,103,262.82
JAIC USSII No. 1, LLC	$184,477.38	141,651	21,792	$46,119.34	5,449	$230,596.72

Initial Purchaser	Initial Purchase Price Amount	Initial Shares	Initial Warrants	$ Amount of Second Closing Shares Commitment	Second Closing Warrants (if applicable)	Pull Through Dollar Amount
LCC Legacy Holdings Inc.	$121,010.20	92,918	14,295	$30,252.55	3,574	$151,262.75
Lumira Capital I Limited Partnership	$783,863.37	601,891	92,599	$195,965.84	23,150	$979,829.21
Lumira Capital I Quebec Limited Partnership	$276,238.04	212,110	32,632	$69,059.51	8,159	$345,297.55
Miesowicz, Fred	$1,229.59	944	145	$307.40	36	$1,536.99
Morningside Venture Investments Limited	$322,421.46	247,572	38,088	$80,605.36	9,522	$403,026.82
Pharmstandard International S.A.	$12,000,000.00	9,214,233	1,417,571	$6,000,000.00	708,786	$0.00
Nicolette, Charles	$7,085.01	5,440	837	$1,771.25	209	$8,856.26
Trost, Timothy W.	$2,459.40	1,888	290	$614.85	73	$3,074.25
TVM V Life Science Ventures GmbH & Co. KG	$1,275,943.07	979,736	150,728	$318,985.77	37,682	$1,594.928.84
Watanabe, Tamao	$24,000.00	18,428	2,835	$6,000.00	709	$0.00

Interim Closing

Purchaser	Interim Purchase Price Amount	Interim Shares	Interim Warrants
Pharmstandard International S.A.	$12,000,000.00	9,214,233	1,417,572

Additional Closings

Initial Purchaser	Initial Purchase Price Amount	Initial Shares	Initial Warrants	$ Amount of Second Closing Shares Commitment	Second Closing Warrants (if applicable)	Date
Striker Asia Opportunities Fund Corporation	$1,200,000.00	921,423	141,757	$300,000.00	35,439	10/5/2013
Pharmstandard International S.A.	$12,792,595.20	9,822,830	1,511,201	$3,198,148.80	377,800	11/ /2013